UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


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                  TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND

   (Name of Registrant As Specified in its Agreement and Declaration of Trust)

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                                       1

Graphic: TYW Logo

TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND
(NYSE: TYW)

Investor Presentation

RONALD A. NYBERG
Chairman of the Nominating & Governance Committee

KEVIN M. ROBINSON
Chief Legal Officer

WILLIAM T. KORVER
Vice President, Closed-End Funds

TABLE OF CONTENTS

I. Fund Overview

II. Performance

III. Claymore Shareholder Servicing

IV. Current Market Challenges

V. Fund Board of Trustees

VI. Annual Shareholder Meeting Proposals

VII. Summary

Appendices

Risks and Other Considerations

FUND OVERVIEW

o    INCEPTION DATE: April 27, 2004

o    SHARE PRICE (AS OF 6/29/10): $9.67

o    NAV (AS OF 6/29/10): $10.59

o    DISCOUNT TO NAV (AS OF 6/29/10): (8.69%)

o INVESTMENT OBJECTIVE: provide a high level of total after-tax return, including attractive tax-advantaged income.

o    TOTAL MANAGED ASSETS: $270 million as of 6/25/10

o TAX-ADVANTAGED DISTRIBUTION RATE: 10.78%, as of June 29, 2010, calculated based upon the 35% federal income tax bracket and assumes the 2009 tax characterization of dividends paid. The Fund's current pre-tax distribution rate is 7.45%.

o None of the Fund's distributions paid in 2009 were preference items for purposes of the alternative minimum tax ("AMT").

o Only closed-end fund of its kind, investing in a combination of municipal securities, equity securities and other income-producing securities (data as of 5/31/10).

FUND PIE CHART:
55.80% Municipal Securities
33.29% Equity Securities
10.89% Income/Other
 0.02% Cash


MUNI PORTFOLIO PIE CHART:
 1.50% VMIG1
46.58% AAA
21.52% AA
17.22% A
10.59% BBB
 2.59% BB


EQUITY PORTFOLIO PIE CHART:
20.75% Financials
13.40% Health Care
12.54% Industrials
11.97% Energy
 9.66% Consumer Staples
 9.21% Information Technology
 8.40% Telecommunications Services
 7.40% Consumer Discretionary
 3.62% Materials
 3.05% Utilities

o Specialized management of each portion of the portfolio by Thompson, Siegel & Walmsley (equity and taxable income) and SMC Fixed Income Management (municipal).

o    THOMPSON, SIEGEL & WALMSLEY ("TS&W")

     Based in Richmond, VA, TS&W was founded in 1969 and provides investment management services to corporations, pension and profit-sharing plans, 401(k) and thrift plans, trusts, estates and other institutions and individuals. As of December 31, 2009, TS&W had approximately $7.4 billion in assets under management.

o    SMC FIXED INCOME MANAGEMENT ("SMC")

     SMC uses both bottom-up and top-down analysis in constructing portfolios. Through their research, SMC identifies what it believes to be undervalued sectors and credits with rating upgrade and capital appreciation potential. Strategy seeks to optimize tax-exempt income while attempting to avoid undue credit and interest rate risk. As of March 31, 2010, SMC had $1.1 billion in municipal assets.

PERFORMANCE

o TYW has delivered an annualized total return since inception of 1.25% based on market price and of 2.71% based on NAV, outperforming the S&P 500's return year-to-date and over the one-, three-, five-year and since inception timeframes through May 31, 2010.

o TYW has outperformed its Morningstar peer group average in every time period as shown below through May 31, 2010, based on NAV. It is important to note, however, that there are no other closed-end funds that implement an identical investment strategy.

                              ---------------------------------------------------------------------
                                YTD         1-Year        3-Year       5-year       Since Inception
---------------------------------------------------------------------------------------------------
TYW Market Price               7.71%        34.72%        -5.59%        2.16%           1.25%
---------------------------------------------------------------------------------------------------
TYW NAV                        2.05%        27.69%        -6.09%        0.78%           2.71%
---------------------------------------------------------------------------------------------------
US Hybrid (G&I)* Market Price  1.86%        39.09%        -7.99%       -1.02%           0.76%
---------------------------------------------------------------------------------------------------
US Hybrid (G&I)* NAV           0.31%        27.50%        -8.23%       -0.67%           1.27%
---------------------------------------------------------------------------------------------------
S&P 500 Index                 -1.50%        20.99%        -8.68%        0.31%           1.34%
---------------------------------------------------------------------------------------------------

                                      --------------------------------------------------------------------------------
                                          YTD 2010        2009       2008       2007       2006      2005      2004(3)
----------------------------------------------------------------------------------------------------------------------
TYW Premium/(Discount)                    (10.20%)      (13.25%)   (13.44%)    (9.89%)   (11.53%)  (11.13%)    (7.77%)
----------------------------------------------------------------------------------------------------------------------
Equity Benchmark(1) Premium/(Discount)    (12.62%)      (14.83%)   (10.36%)    (3.99%)   (5.39%)   (9.47%)     (8.30%)
----------------------------------------------------------------------------------------------------------------------
Muni Benchmark(2) Premium/(Discount)       (2.02%)       (6.26%)    (8.55%)    (5.34%)   (4.46%)   (5.50%)     (7.04%)
----------------------------------------------------------------------------------------------------------------------

(1)  Morningstar US All Equity Closed-End Funds (Leveraged)

(2)  Morningstar US National Muni Leveraged Non-Insured Closed-End Funds

(3)  Inception of TYW (4/27/2004) through 12/31/2004

Source: Bloomberg; Claymore; all data as of May 31, 2010, unless otherwise noted.

*Morningstar U.S. Growth & Income (Hybrid) represents funds investing in both equity and fixed-income securities in the U.S. and have a policy of investing no more than 70% of their assets in either equities or fixed income. There are no other closed-end funds that invest similarly to TYW.

PAST PERFORMANCE NOT INDICATIVE OF FUTURE RESULTS. FUND RETURNS INCLUDE REINVESTMENT OF ALL DISTRIBUTIONS.

CLAYMORE SHAREHOLDER SERVICING

o Claymore entities provide supervision, management, or servicing on approximately $15.9 billion in assets as of March 31, 2010, via closed-end funds, exchange-traded funds and unit investment trusts.

o Claymore is a wholly-owned subsidiary of Guggenheim Partners, LLC, a global, independent, privately held, diversified financial services firm with more than $100 billion in assets under supervision. Guggenheim, through its affiliates, provides investment management, investment advisory, insurance, investment banking, and capital markets services. Guggenheim is headquartered in Chicago and New York with a global network of offices throughout the United States, Europe, and Asia.

o Claymore was one of the first to establish a highly-specialized dedicated closed-end fund secondary market support team to more effectively address closed-end fund specific inquiries.

o Claymore has been recognized for its strong support of its closed-end funds by independent research firm Thomas J. Herzfeld Advisors, Inc. and is highly regarded by other industry participants for its shareholder advocacy. Please see Appendix A.

CEF ANALYST & INSTITUTIONAL INVESTOR COMMUNICATION
Regular communication with analysts and institutions to increase visibility

CONFERENCE CALLS
Conference calls providing ongoing support of secondary closed-end funds

DEDICATED WEBSITE
Industry-leading website with daily updates for shareholders

ONLINE BANNER ADVERTISEMENTS
Banner ads on Claymore websites

PRESS RELEASES
Regular communications with new and existing shareholders

QUARTERLY COMMENTARY
Portfolio manager quarterly commentary promoting strategy and market insights

SECONDARY MARKET "ROAD SHOW"
CEF team travels with wholesalers for targeted secondary market support effort

WHOLESALER TRAINING
Regular training on closed-end funds for nationwide sales team

CURRENT MARKET CHALLENGES

AUCTION MARKET PREFERRED SHARES ("AMPS")

o Fund's municipal securities allocation eliminates most leverage alternatives as any debt-based leverage would effectively negate tax-exempt nature of the income received by the Fund and also impact dividends to current shareholders.

o Since inception, leverage has added value both in terms of capital appreciation and enhanced income to common shareholders (1.58% cost, as of June 28, 2010).

o Fund management is actively engaged in evaluating leverage alternatives that address the unique aspects of TYW, while balancing the associated risks.

o Closed-end funds face an unusually complicated task of addressing both common and preferred shareholder interests, creating a "lose-lose" scenario, as evidenced by both preferred and common shareholder lawsuits. Please see Appendix B.

DISCOUNT MITIGATION

o Closed-end fund discounts are an enigma for sponsors and academics alike. However, factors that may influence a fund's premium or discount include:

     o    Sustainable-to-increasing dividend that is competitive

     o    Total return performance

     o    Shareholder Communication

o Research has shown that tender offers and share buybacks have minimal, if any, long-term positive impact on a fund's discount -- often such actions have negative drawbacks, such as reduced liquidity and higher expense ratio. Such programs may be accretive to NAV performance, however, if the discount is significant.

o Currently, it appears closed-end fund investors care primarily about the absolute level of their distribution regardless of total return performance or quality of shareholder communication.

FUND BOARD OF TRUSTEES

o    Board of Trustees -- not a single trustee is affiliated with Claymore.

o Five of the six independent trustees are shareholders of TYW themselves --three of whom own over $10,000 in Fund shares and one who owns over $100,000.

o Highly qualified Independent Board of Trustees with diverse industry experience and extensive closed-end fund backgrounds.

o Board meets at least quarterly to discuss fund discount, expenses, performance, dividend, etc.

o    For a complete list of biographical information, please refer to Appendix
     C.

ANNUAL SHAREHOLDER MEETING PROPOSALS

ELECTION OF TRUSTEES

o The current Trustees are highly qualified and experienced in overseeing closed-end funds and are committed to addressing the challenges facing the Fund and enhancing long-term shareholder value. They have demonstrated their commitment to protecting the long-term interests of all shareholders.

o Under their direction, the Fund has a solid performance record and a track record of delivering tax-advantaged return to shareholders.

o Trustees have a solid track record of taking action when appropriate on behalf of shareholders in this Fund and across other funds in the Claymore closed-end fund complex including:

     o    liquidation;

     o    conversion to exchange-traded fund;

     o    tender offers;

     o    sub-adviser replacements;

     o    partial and full redemptions of preferred shares.

BOARD NOMINEES

The Board has nominated Mr. Steven D. Cosler (election by common and preferred shareholders) and Mr. Ronald E. Toupin, Jr. (election by preferred shareholders only) for re-election as Class III Trustees. Mr. Cosler has served as a Trustee of the Fund since 2005. Mr. Toupin has served as a Trustee of the Fund since the commencement of the Fund's operations in 2004 and currently serves as the chairperson of the Board of Trustees. The Board strongly believes that Mr. Cosler and Mr. Toupin are better qualified to serve as Trustees of the Fund than the shareholder's proposed nominees and will better serve the interests of all shareholders.

RONALD E. TOUPIN, JR. (INDEPENDENT, CHAIRMAN)
Mr. Toupin has served as a Trustee of the Fund and other funds in the Claymore Fund Complex since 2003 and is currently the chairperson of the TYW Board of Trustees. Through his service as a Trustee of the Fund and as chairman of the Board, and his professional training and employment experience, including Vice President and Portfolio Manager for Nuveen Asset Management, an asset management firm, Mr. Toupin is experienced in financial, regulatory and investment matters.

STEVEN D. COSLER (INDEPENDENT)
Mr. Cosler has served as a Trustee of the Fund and another fund in the Claymore Fund Complex since 2005. Through his service as a Trustee of the Fund, his service on other public and private company boards, and his prior experience, including President and Chief Executive Officer of Priority Healthcare Corporation, Mr. Cosler is experienced in financial, investment and regulatory matters.

SHAREHOLDER PROPOSAL REGARDING ANNUAL TRUSTEE ELECTION

THE BOARD BELIEVES THAT THE FOLLOWING FACTORS SUPPORT THE CONCLUSION THAT MAINTAINING A CLASSIFIED BOARD WOULD BE IN THE BEST INTERESTS OF THE FUND'S
SHAREHOLDERS:

o creates a more experienced Board that is better able to identify and accomplish long-term goals in supervising management of the Fund;

o enhances the independence of Independent Trustees by providing them with an assured three year term of office rather than just a one year term;

o strengthens the Fund's ability to attract and retain highly qualified trustees who are willing to make a multi-year commitment to the Fund and its shareholders and to develop a deep understanding of the Fund;

o allows new trustees an opportunity to gain knowledge about the Fund from continuing trustees; and

o helps to prevent abrupt changes in the Fund based on short-term objectives and the special interests of a select group of shareholders who might seek to implement an agenda contrary to the long-term interests of all shareholders.

WESTERN INVESTMENT, LLC

o Lipson/Western Investment is a hedge fund speculator, known for trading to make short-term profits.

o Lipson/Western Investment's proxy materials arguably contain materially false and misleading statements and omissions which can confuse shareholders.

o Lipson/Western Investment groundlessly attacks trustees while omitting certain material facts regarding its own nominees.

o In contrast to the ownership of the Fund's common and preferred shares by the current TYW Board, none of Lipson/Western Investment's nominees owns a single share of the Fund.

o Lipson/Western Investment has recently increased its position in the Fund in a pattern similar to other funds in which Lipson/Western Investment has merely sought self-interested arbitrage rather than investing as a long-term shareholder. Currently Lipson/Western Investment, including its affiliated Benchmark Plus, owns 6.26% of TYW's common shares, more than doubling its position within one year.

LIPSON/WESTERN INVESTMENT NOMINEES (ACCORDING TO THEIR PROXY MATERIALS)

NEIL CHELO (COMMON AND PREFERRED)
Currently the Director of Research of Benchmark Plus Management, L.L.C. ("BPM"), the managing member of each of Benchmark Plus Partners, L.L.C. ("BPP") and Benchmark Plus Institutional Partners, L.L.C. ("BPIP"). Prior to serving as Director of Research, Mr. Chelo served as a senior analyst at BPM. BPP and BPIP are each in the business of acquiring, holding and disposing of investments in various companies. Prior to joining BPM, Mr. Chelo served as a portfolio manager and trader at Rampart Investment Management Company, an asset manager specializing in derivative strategies. Mr. Chelo received his Bachelor of Science in Finance and his Master of Science in Finance from Bentley College. Additionally, Mr. Chelo has been awarded the Chartered Financial Analysts
(CFA), Chartered Alternative Investment Analyst (CAIA) and Financial Risk Manager (FRM) designations.

ROBERT A. WOOD (PREFERRED ONLY)
Emeritus Professor of Finance at the University of Memphis, where he had served as a Distinguished Professor of Finance from 1990 through 2008. Professor Wood previously taught at Penn State University and New York University. His education includes a Ph.D. in Finance from the University of Pittsburgh, a Masters in Operations Research from Stanford University, and a Bachelors in Economics from the University of Washington. He was a member of the Presidential Task Force on Market Mechanisms (The Brady Commission) that studied the market crash in 1987, and a founding member of the NASD Economic Advisory Board. Professor Wood is the founder and Executive Director of the Institute for the Study of Security Markets, a nonprofit Educational Foundation that promotes securities markets research by providing transactions data to academic institutions.

NOTES:
o Benchmark Plus and Western Investment are affiliated and have historically cooperated to build positions in funds and generate short-term trading profits.

o Neither nominee owns any common or preferred shares of TYW. In addition, neither nominee holds a directorship with a closed-end fund.

SUMMARY

A CLASSIFIED BOARD WOULD BE IN THE BEST INTERESTS OF THE FUND'S SHAREHOLDERS
o Creates more experienced Board, enhances independence of trustees, maintains continuity and prevents changes based on short-term objectives and the special interests of a select group of shareholders, among other reasons.

LIPSON/WESTERN INVESTMENT'S NOMINEES LACK RELEVANT EXPERIENCE
o Neither one of Lipson/Western Investment's nominees have any relevant experience with closed-end fund boards. Neither one of Lipson/Western Investment's nominees holds any common or preferred shares of the Fund.

BOARD'S NOMINEES ARE BETTER QUALIFIED TO SERVE AS TRUSTEES TO THE FUND
o Mr. Cosler and Mr. Toupin have extensive experience addressing the unique issues facing closed-end funds including leverage, dividend management, activist shareholders, premiums and discounts and continue to fulfill their fiduciary duty in protecting the interests of all shareholders, both common and preferred.

BOARD IS DEDICATED TO ENHANCING LONG-TERM SHAREHOLDER VALUE
o At least quarterly the Board evaluates methods to address the discount and is presented with an analysis and recommendation from Fund management, in addition to other measures designed to build long-term shareholder value. For example, the Board enacted an open-market share repurchase program and continues to evaluate other actions for the benefit of all shareholders.

BOARD REMAINS COMMITTED TO ADDRESSING THE AUCTION RATE PREFERRED SECURITIES ("ARPS") DILEMMA
o Fiduciary responsibility to all shareholders of the Fund (not just one group) and any recommendations or actions are consistent with this responsibility. Because of the Fund's allocation to municipal securities, there are not currently leverage alternatives that the Board believes are in the best interests of Fund shareholders, although many leverage alternatives have been considered. In addition, recent lawsuits against major closed-end fund sponsors for redeeming ARPS demonstrates the conflicting interests of common and preferred shareholders and has precluded many closed-end fund sponsors from conducting further redemptions. Notwithstanding this, Fund management remains resolute in identifying a solution that is both feasible and shareholder-friendly and does not expose the Fund's shareholders to additional risks.

     It is important to note that substantially all of TYW's ARPS are held by one institution that was forced to buy securities back from its clients as part of the global settlement.

BOARD'S NOMINEES AND THE INDEPENDENT TRUSTEES ARE INTERESTED IN ENHANCING LONG-TERM SHAREHOLDER VALUE
o Demonstrated track record of shareholder advocacy and willingness to take aggressive action when consistent with the best interests of shareholders, including fund liquidation, conversion to an ETF, tender offers, sub-adviser replacements and partial and full redemptions of preferred shares.

APPENDIX A: HERZFELD REPORT EXCERPT
(PUBLISHED 9/28/08)

CLAYMORE SUPPORTS SECONDARY MARKET IN CLOSED-END FUNDS

Claymore held its annual Closed-End Fund Conference in New York on September 11th and 12th. This adviser has been particularly supportive of the secondary market for the closed-end funds it manages along with its strategic partners since its formation seven years ago, and the annual conference is only one of these initiatives. Its newly-redesigned website, www.claymore.com not only provides extensive resources such as daily fact sheets and quarterly commentary but allows investors to set up news feeds about the Claymore funds they follow to a personal webpage. The group also oversees a stable of UITs that invest in closed-end funds and has set up a managed index of the industry, The Claymore CEF Index; Goldman Sachs sponsors an ETN based on that index, the Claymore CEF Index-Linked GS Connect ETN (GCE).

At this year's conference, Claymore tried out a new format in which panels of managers that invest in the same markets made presentations then answered analysts' questions and discussed various topics, giving attendees a greater understanding of their strategies. Under the current, strained market conditions, this proved to be quite insightful. The consensus was that most markets had more to go on the downside before any sustained recovery could take place.

Michael J. Rigert, Claymore's Vice Chairman served as the host and joked that his recent weight loss was the result of the "ARPs diet." All kidding aside, his comment drove home the fact that Claymore and all of the industry continue to be committed to finding replacement leverage solutions to end the ARPs liquidity crisis, balancing the preferred shareholders' need for liquidity with the interests of common shareholders.

The most telling information came after the conference, however. Many of Claymore's partners, especially presenters at the conference, went back to their offices and promptly put their "money where their mouth is," buying into the following week's market declines. In fact it is quite interesting that many industry insiders, not only those associated with Claymore, were on the buy side as discounts expanded to record levels.

APPENDIX B: IGNITES ARTICLE

IGNITES ARTICLE PUBLISHED ON JUNE 24, 2010

CLOSED-END FUNDS CAUGHT IN SHAREHOLDER CATCH-22

BlackRock and Eaton Vance have joined a growing list of fund firms that manage closed-end funds that now face allegations from common shareholders that they breached their fiduciary duties in redeeming auction rate preferred shares
(ARPS) at par value.

Eaton Vance announced Monday that five of its closed-end funds have received so-called demand letters from common shareholders of the funds. A demand letter is the prerequisite to filing a shareholder derivative suit, in which shareholders of the fund act on its behalf in alleging that the directors' actions caused damage to the fund.
Eaton Vance told its investors Monday that "the demand letters allege Eaton Vance Management and the Trustees and officers of the Trusts breached their fiduciary duty to the Trusts in connection with redemption by the Trusts of their auction preferred securities following the collapse of auction markets in February 2008." The funds' boards are considering remedies cited in the demand letters, the firm notes.
Closed-end funds have been put in the difficult position of satisfying the competing interests of their common shareholders and those of long-frustrated preferred shareholders who have pressured the funds to redeem frozen ARPS since 2008.

Indeed, BlackRock notified investors this month that it has received demand letters for 19 of its closed-end funds. John Hancock last month issued a similar notice to investors about receiving the letters. Nuveen did so in April and Cohen & Steers announced on Wednesday that it had received a demand letter. BlackRock, John Hancock and Nuveen declined to provide copies of these letters.

On the one hand, several closed-end funds have been sued by preferred shareholders for not redeeming frozen ARPS quickly enough. Preferred shareholders also have made efforts to seat directors on fund boards. On the other hand, common shareholders have alleged in their demand letters that the funds have breached their fiduciary duty by redeeming ARPS at par value and effectively diminishing the leverage common shareholders enjoyed prior to the crisis. The pressure from common shareholders comes at a time when "funds have done what they are able to do [for preferred shareholders] and they have reached the limits of what is practical and what is economical" using traditional refinancing methods, says closed-end fund expert Cecilia Gondor, executive VP of Thomas J. Herzfeld Advisors.

While John Hancock redeemed all its ARPS in 2008, Gondor says, the amount of ARPS still outstanding for other funds range widely since the start of the liquidity crisis. Eaton Vance has redeemed 78.5% of its outstanding ARPS, while Nuveen has redeemed 57.3% and BlackRock has redeemed 32.4%, she says.

Eaton Vance already faces two lawsuits aimed at the Eaton Vance Limited Duration Income Fund and the Tax-Advantaged Global Dividend Income Fund over the common shareholder issues. The suits are similar to each other and have the same plaintiff, who filed on behalf of the two funds' common shareholders.

The plaintiff says in one of the suits that in 2008 Eaton Vance and directors of the Eaton Vance Limited Duration Income Fund needlessly "caused the fund to partially redeem the ARPS and replace it with less favorable debt financing." ARPS are one of two share classes that closed-end funds sell to build capital, and as preferred shares they give their holders first claim on the underlying assets, and dividends that prior to February 2008 were based on auctions. Common shares are the other share class and usually pay higher income, but are at greater risk of losing principal. While common shares are traded on the open market at a premium or discount to net asset value, ARPS, commonly offered at $25,000 per share, were designed to be bought and redeemed at par through the auctions.

For 20 years leading up to the liquidity crisis that left ARPS frozen in early February 2008, preferred shareholders could redeem their shares through an auction process. ARPS were attractive to the funds because they were subject to lower coverage ratios than debt and, additionally, they had no maturity and did not have to be repaid. Leverage was also a selling point for common shareholders, according to the lawsuit against Eaton Vance.

"The Fund's public statements indicated that the holders of its common stock could realize, as one of the significant benefits of this investment, leverage that would continue indefinitely," the suit states.

But in their efforts to redeem preferred shareholders, the funds turned to alternative debt financing to replace outstanding ARPS, entailing higher borrowing cost and a due date. ARPS also meant funds did not have to pledge their assets as collateral, unlike debt financing, the suit claims.

Ultimately, investment banks and brokers that were blamed for advising clients to invest in ARPS were forced to purchase the instruments through settlement deals. In redeeming ARPS, Eaton Vance was more motivated to preserve the relationship it had with these banks and brokers who marketed its ARPS than in protecting the interest of common shareholders, the suit alleges.

"The Defendants caused the redemption of the ARPS not to further the interests of the Fund or the holders of its common stock; they did so to provide liquidity to the holders of the ARPS and likely as an attempt to placate their investment banks and brokers," the suit states. Common shareholders have suffered damages in multiple millions of dollars, according to the plaintiff's allegations. Eaton Vance declined to comment on the lawsuit.

A partner with the firm representing the plaintiff, Cohen Milstein Sellers & Toll, would not comment on whether it is targeting other funds. But with other funds receiving demand letters, which his firm did not issue to Eaton Vance, he anticipates more litigation to follow. Meanwhile, fund firms are dealing with those demand letters.

Nuveen states that it "has deferred consideration of additional ARPS refinancing for all Nuveen closed-end funds with outstanding ARPS," as its board evaluates the demand letters, according to a company release.

A Nuveen spokeswoman writes in an e-mail response to questions that "although the redemptions have been deferred, Nuveen remains committed to its refinancing goals of lowering relative cost of leverage over time for common shareholders and providing liquidity at par for all outstanding ARPS issued by Nuveen funds."

Gondor notes that Nuveen had been one of the most aggressive firms in redeeming ARPS until its recent decision. "Funds are finding themselves in a complex dilemma when it comes to whether or not to make redemptions: the feeling is that they are damned if they do, and damned if they don't," Gondor wrote in her firm's monthly newsletter. "Yet it increasingly looks like they must tackle the ARPS issue or face the prospect of proxy battles, litigation, or even dissents on the board -- pushing to implement their own solutions, and perhaps taking control of the board or changing the structure of the fund in the process."

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APPENDIX C: TRUSTEE BIOS

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FUND BOARD OF TRUSTEES

MATTHEW J. APPELSTEIN (INTERESTED, BASED ON SUB-ADVISER AFFILIATION)
Mr. Appelstein has served as a Trustee of the Fund and another fund in the Claymore Fund Complex since 2005. Through his service as a Trustee of the Fund, his service on other public company boards, including other investment company boards, his experience as Executive Vice President of Old Mutual Asset Management, an investment services company, and his prior experience, including Senior Vice President of Fidelity Management Trust Company, also an investment services company, Mr. Appelstein is experienced in financial, investment, technology and regulatory matters.

RANDALL C. BARNES (INDEPENDENT)
Mr. Barnes has served as a Trustee of the Fund and other funds in the Claymore Fund Complex since 2004. Mr. Barnes also serves on the board of certain Claymore sponsored Canadian funds. Through his service as a Trustee of the Fund and as chairman of the Audit Committee, employment experience as President of Pizza Hut International and as Treasurer of PepsiCo, Inc., and his personal investment experience, Mr. Barnes is experienced in financial, accounting, regulatory and investment matters.

STEVEN D. COSLER (INDEPENDENT)
Mr. Cosler has served as a Trustee of the Fund and another fund in the Claymore Fund Complex since 2005. Through his service as a Trustee of the Fund, his service on other public and private company boards, and his prior experience, including President and Chief Executive Officer of Priority Healthcare Corporation, Mr. Cosler is experienced in financial, investment and regulatory matters.

ROBERT M. HAMJE (INDEPENDENT)
Mr. Hamje has served as a Trustee of the Fund and another fund in the Claymore Fund Complex since 2004. Through his service as a Trustee of the Fund, his service on other public company boards, including funds in another investment company complex, and his prior experience, including President and Chief Investment Officer of TRW Investment Management Company, Mr. Hamje is experienced in financial, investment and regulatory matters.

L. KENT MOORE (INDEPENDENT)
Mr. Moore has served as a Trustee of the Fund and another fund in the Claymore Fund Complex since 2004. Through his service as a Trustee of the Fund and funds in another investment company complex and his experience as an analyst, portfolio manager and principal at both Janus Capital and Marsico Capital Management, Mr. Moore is experienced in financial, investment and regulatory matters.

RONALD A. NYBERG (INDEPENDENT)
Mr. Nyberg has served as a Trustee of the Fund and other funds in the Claymore Fund Complex since 2003. Through his service as a Trustee of the Fund and as chairman of the Nominating & Governance Committee, his professional training and experience as an attorney and partner of a law firm, Nyberg & Cassioppi LLC, and his prior employment experience, including Executive Vice President and General Counsel of Van Kampen Investments, an asset management firm, Mr. Nyberg is experienced in financial, regulatory and governance matters.

RONALD E. TOUPIN, JR. (INDEPENDENT, CHAIRMAN)
Mr. Toupin has served as a Trustee of the Fund and other funds in the Claymore Fund Complex since 2003 and is currently the chairperson of the TYW Board of Trustees. Through his service as a Trustee of the Fund and as chairman of the Board, and his professional training and employment experience, including Vice President and Portfolio Manager for Nuveen Asset Management, an asset management firm, Mr. Toupin is experienced in financial, regulatory and investment matters.

RISKS AND OTHER CONSIDERATIONS

There can be no assurance that any closed-end fund will achieve its investment objective(s). The value of any closed-end fund will fluctuate with the value of the underlying securities. Historically, closed-end funds often trade at a discount to their net asset value.

An investment in a Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Municipal Securities Market Risk, Income and Interest Rate Risk, Lower Grade Securities, Common Stock Risk, Geographical and Sector Risk, State Concentration Risk, Leverage Risk and AMPS Risk. Investors should consider the risks, expenses and fees of the Funds prior to investing.

Additional Municipal Securities Market Risk: The yields on and market prices of municipal securities are dependent on a variety of factors, including general conditions of the municipal securities market, the size of a particular offering, the maturity of the obligation and the rating of the issue. The value of outstanding municipal securities will vary as a result of changing evaluations of the ability of their issuers to meet interest and principal payments. Such values will also change in response to changes in the interest rates payable on new issues of municipal securities and changes in general interest rate levels. Changes in the value of the municipal securities held in the Fund's portfolio arising from these or other factors will cause changes in the Fund's net asset value per share.

Additional Common Stock Risk: The common stocks and other equity securities in which the Fund invests may experience substantial volatility in their market value. Although common stocks typically provide higher returns than debt securities, they are also more susceptible to adverse changes in market value due to issuer-specific events. The market values of common stocks are also sensitive to changes in investor perceptions as well as general movements in the equities markets.

Additional Leverage Risk: Certain risks are associated with the leveraging of common stock. Both the net asset value and the market value of shares of common stock may be subject to higher volatility and a decline in value. The AMPS market continues to remain illiquid as auctions for nearly all AMPS continue to fail. A failed auction is not a default, nor does it require the redemption of a fund's auction-rate preferred shares. Provisions in the Fund's offering documents provide a mechanism to set a maximum rate in the event of a failed auction, and, thus, investors will continue to be entitled to receive payment for holding these AMPS.

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